Exhibit 10.17

[Logo and Letterhead of VWR International, Inc.]

June 28, 2004

Mr. Charles F. Canfield
5460 Daybreak Drive
Libertyville, IL  60048

Dear Chuck:

I am pleased to confirm the terms of the offer of employment to you at VWR International, Inc.’s (“VWR”) offices in West Chester, Pennsylvania.  The offer is as follows:

Position:	Senior Vice President Human Resources

Salary:	$250,000 per year, payable in installments on VWR’s regular payroll dates.

Start Date:	July 6, 2004

Annual Bonus:	You will be eligible to participate in VWR’s management incentive program with a target bonus of 75% of base salary. Your bonus will be prorated and guaranteed for the fiscal year ending 2004.

Stock Purchase:

You will be provided the opportunity to invest in up to [ten thousand (10,000)] equity shares (the “Shares”) of common stock, par value $0.01 per share, of the top tier company that will acquire VWR.  The per share purchase price will be the same per share price as that paid by the Clayton, Dubilier & Rice Fund VI Limited Partnership — $100 per share.  Our expectation is that you would buy a minimum of [one thousand five hundred (1,500)] shares.

The purchase of the shares will be made pursuant to a management stock subscription agreement that is substantially similar to those for use by other officers of VWR.  An outline of the stock subscription agreement is enclosed.

Stock Options:

For each share purchased, you will receive a grant of options to purchase two (2) shares of common stock, at an exercise price of $100 per share (the “Options”).  The Option grant will be made pursuant to a management stock option agreement.

Benefits:	You will be entitled to participate in all health, welfare and other similar benefits available to senior executives of VWR.

Housing:	You will be provided our full management relocation program.

Other:

Additional terms:  This offer is contingent upon your not being subject to any contract that would be violated by your employment with VWR; and your successful completion of a physical and drug/alcohol screening prior to your start date.

Chuck, we are excited to have you join our team.  If you have any questions, please do not hesitate to call me.

Sincerely,

\s\ Walter Zywottek

Walter Zywottek

cc: Jim Rogers; Richard J. Schnall

Accepted And Agreed

\s\ Charles F. Canfield
Charles F. Canfield

Date:

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